Prospectus Supplement #2 (to prospectus dated November 26, 2003)	Filed pursuant to Rule 424(b)(3) Registration No. 333-109542

FLEXTRONICS INTERNATIONAL LTD.

$500,000,000

1% Convertible Subordinated Notes Due August 1, 2010

and the Ordinary Shares issuable upon conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1% convertible subordinated notes due August 1, 2010 and our ordinary shares issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 26, 2003 and prospectus supplement #1 dated December 22, 2003, which are to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount	Ordinary
	of Notes	Shares	Ordinary
	Beneficially Owned	Owned	Shares That
	That May Be	Prior to the	May Be
Name of Beneficial Owner	Offered	Offering	Offered (1)

Goldman Sachs & Co.	$24,395,000	210,573	1,571,336
Radcliffe SPC Ltd. for and on behalf of the Class A Convertible Segregated Portfolio (2)	20,750,000	–	1,336,553
Grace Convertible Arbitrage Fund Ltd. (3)	6,000,000	–	386,473

(1)	Represents the notes held by each beneficial owner, as converted to our ordinary shares at the initial conversion price of $15.525 per share. However, this conversion price is subject to adjustment as described in the prospectus under “Description of the Notes-Conversion of Notes.” As a result, the amount of ordinary shares issuable upon conversion of the notes in the future may increase or decrease.

(2)	Represents a change in the name of the beneficial owner, previously listed as “Radclifffe SPC Ltd.” in the prospectus supplement #1 dated December 22, 2003. No additional securities are being registered.

(3)	Represents a change in the name of the beneficial owner, previously listed as “Grace Brothers Management, LLP” in the prospectus dated November 26, 2003. No additional securities are being registered.

     Investing in the notes or our ordinary shares involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 24, 2003.